Exhibit 3.39.1

FIRST AMENDMENT TO THE

LIMITED LIABILITY COMPANY AGREEMENT OF

M&M FORT MYERS HOLDINGS, LLC

This First Amendment to the Limited Liability Company Agreement (the “First Amendment”) of M&M Fort Myers Holdings, LLC, a Delaware limited liability company (the “Company”), is entered into as of June 2, 2017 (the “First Amendment Date”), by Meritage Paseo Crossing, LLC, an Arizona limited liability company, as the sole member and manager (the “Sole Member”) of the Company.

RECITALS

WHEREAS, the original members of the Company entered into a written Limited Liability Company Agreement of the Company, dated as of December 31, 2008 (the “Operating Agreement”);

WHEREAS, Section 9.1(a) of the Operating Agreement provides that the Company shall have dissolved upon the first to occur of certain events, including a dissolution date of December 31, 2015 (the “Effective Date”);

WHEREAS, since the Effective Date, the Company has taken no action to wind up the Company or file a certificate of cancellation with the Secretary of State of the State of Delaware and continues in existence as of the date hereof;

WHEREAS, the Sole Member desires to revoke such dissolution and continue the Company, effective as of the Effective Date, as authorized under Section 18-806 of the Delaware Limited Liability Company Act;

WHEREAS, pursuant to Sections 6.6(n) and 12.13 of the Operating Agreement, the Operating Agreement may only be amended upon the approval and written consent of all members; and

WHEREAS, in furtherance of the foregoing recitals and in accordance with the provisions of Sections 6.6(n) and 12.13 of the Operating Agreement, the Sole Member desires to amend the Operating Agreement as set forth herein.

NOW, THEREFORE, the Sole Member agrees as follows:

AGREEMENT

1.    Section 9.1(a) of the Operating Agreement is hereby deleted and replaced in its entirety with the following:

“(a)    Intentionally Omitted;”

2.    Wherever the terms and conditions of this First Amendment and the terms and conditions of the Operating Agreement may conflict, the terms and conditions of this First Amendment shall govern and shall be deemed to supersede any conflicting terms and conditions in the Agreement. Except to the extent expressly amended herein, the provisions of the Operating Agreement and the rights and obligations of the Sole Member as in effect immediately prior to the First Amendment Date shall remain in full force and effect without amendment, modification, or waiver, effective as of December 31, 2015.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this First Amendment effective as of the date first written above.

SOLE MEMBER AND MANAGER:

Meritage Paseo Crossing, LLC,

an Arizona limited liability company

By: Meritage Homes of Arizona, Inc.

Its: Sole Member and Manager

By: /s/ Hilla Sferruzza

Name: Hilla Sferruzza

Title: Executive Vice President, Chief

          Financial Officer and Assistant Secretary

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